SECURITIES PURCHASE AGREEMENT


                     DATED AS OF MARCH 6, 1996

                               AMONG

                    ATLANTIC RESTAURANTS, INC.,

                  CARROLS HOLDINGS CORPORATION,

                        CARROLS CORPORATION

                                AND

                     THE SELLING SHAREHOLDERS
                       LISTED ON SCHEDULE I
                          ATTACHED HERETO





















                   SECURITIES PURCHASE AGREEMENT

     This SECURITIES PURCHASE AGREEMENT (the "Agreement") made and entered into as of the 6th day of March, 1996, by and among Atlantic Restaurants, Inc., a Delaware corporation ("Buyer"), Carrols Holdings Corporation, a Delaware corporation ("Holdings"), Carrols Corporation, a Delaware corporation (the "Company"), and the Selling Shareholders listed on
Schedule I hereto (collectively, the "Selling Shareholders"). In certain cases, as indicated below, the Selling Shareholders as a group shall be represented by Alan Vituli (the "Selling Shareholders Representative"). In addition, certain representations and warranties contained herein shall be made only by those Selling Shareholders listed on Schedule II hereto (collectively, the "Principal Managers").

                        W I T N E S S E T H

     WHEREAS, the Selling Shareholders collectively own a significant part of the issued and outstanding shares of common stock, including a significant part of the securities that are convertible into or exercisable or exchangeable for shares of common stock (collectively, the "Securities"), of Holdings;

     WHEREAS, Holdings is the owner of all of the issued and outstanding capital stock of the Company;

     WHEREAS, the Company is, among other things, the owner and operator of approximately 220 Burger King restaurants (each, together with any interest in any owned and/or leased real property used in connection with such Burger King restaurant and any improvements located thereon, a "Restaurant" and collectively, the "Restaurants"); and

     WHEREAS, Buyer wishes to purchase all of the Securities from the Selling Shareholders and the Selling Shareholders wish to sell all of the Securities to Buyer, upon the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the aforesaid and the respective warranties, representations, covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows:


I.   PURCHASE AND SALE OF THE SECURITIES

     1.01 PURCHASE AND SALE OF THE SECURITIES. Upon the terms and subject to the conditions contained in this Agreement, at the closing provided for in Section 1.03 hereof (the "Closing"), Buyer shall purchase and acquire from the Selling Shareholders, and the Selling Shareholders shall sell, transfer, assign, convey and deliver to Buyer, the Securities set forth opposite the name of each Selling Shareholder on Schedule I hereto, free and clear of all liens, pledges, security interests, charges, claims or encumbrances of any nature whatsoever.

     1.02 PURCHASE PRICE. The aggregate purchase price for the Securities shall be equal to $81,693,060 (the "Purchase Price"), and subject to increase up to $84,185,216 based upon the extent to which the individuals or entities listed on Schedule III hereto agree on or prior to the Closing Date to sell to Buyer (and do actually sell to Buyer at Closing) the securities set forth opposite their respective names on Schedule III hereto for the purchase prices set forth opposite their respective names on
Schedule III hereto (it being understood that the defined term "Selling Shareholders" as used herein shall hereinafter include any individuals or entities listed on Schedule III hereto who agree in writing on or prior to the Closing Date to sell to Buyer (and do actually sell to Buyer at Closing) the securities set forth opposite their respective names on
Schedule III hereto for the purchase prices set forth opposite their respective names on Schedule III hereto, and the defined term "Securities" as used herein shall hereinafter include any such securities sold to Buyer), subject to adjustment pursuant to Section 1.04 hereof and subject to Section 2.02 hereof. The Purchase Price shall be payable in cash by wire transfer of immediately available funds to such bank account or bank accounts (up to a maximum of three) as shall be designated by the Selling Shareholders Representative in writing prior to the Closing Date (as defined in Section 1.03 hereof). The Purchase Price shall be allocated among the Selling Shareholders by the Selling Shareholders Representative in accordance with Schedule I and, to the extent applicable, Schedule III hereto.

     1.03 CLOSING. The closing of the transactions contemplated by this Agreement shall take place on the later of the fifth business day following the satisfaction or waiver of all of the conditions to Closing set forth in
Article III hereof or the sixth business day following receipt of the draft Liabilities Schedule (as hereinafter defined) pursuant to Section 1.04(a) below, at 10:00 a.m., local time, at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, or on such other date and at such other time or place as the parties may mutually agree. The actual date of the Closing is sometimes referred to herein as the "Closing Date".

     1.04 PURCHASE PRICE ADJUSTMENTS.

          (a) As soon as practicable after March 31, 1996, but in no event later than April 5, 1996, the Company shall cause its independent certified public accountants, Coopers & Lybrand L.L.P. (the "Auditor"), to complete and deliver to Buyer and the Selling Shareholders Representative a schedule, substantially in the form of Exhibit A hereto (the "Liabilities Schedule"), setting forth the book value of the following items as of March 31, 1996: (i) aggregate principal amount outstanding of the 11 1/2 % Senior Notes Due 2003 of the Company (the "Senior Notes"), (ii) accrued but unpaid interest on the Senior Notes, (iii) outstanding borrowings under the Company's Third Amended and Restated Loan and Security Agreement with Heller Financial, Inc., as amended, including accrued but unpaid interest thereon (iv) Capitalized Lease Obligations (as defined below), (v) Funded Indebtedness (as defined below), other than Funded Indebtedness described in clauses (i), (iii) and (iv) above, (vi) aggregate liquidation preference of the outstanding shares of Class A, 10% cumulative redeemable, par value $.01 per share, Preferred Stock of Holdings (the "Class A Preferred Stock"), together with accrued but unpaid dividends on the Preferred Stock (as hereinafter defined), (vii) cash and cash equivalents as set forth on
Schedule 1.04(a)(i) hereto, (viii) assets held for disposition as identified on Schedule 1.04(a)(ii) hereto, (ix) Permitted Expenditures (as defined below) incurred by Holdings, the Company and its Subsidiaries during the period from January 1, 1996 through March 31, 1996 and (x) any consideration paid by the Company (including acquisition-related expenses) during the period from January 1, 1996 through March 31, 1996 in connection with any of the proposed acquisitions set forth on Schedule 1.04(a)(iii) hereto. The Liabilities Schedule shall be prepared in accordance with GAAP (as hereinafter defined) and shall be consistent with the preparation of Holdings' December 31, 1994 and 1995 audited financial statements. The expenses of the Auditor shall be borne by the Company.

          (b)  For purposes of this Section 1.04:

               (i) "Capital Assets" shall mean any asset of Holdings, the Company or any Subsidiary that is intended by Holdings, the Company or any Subsidiary to be used or usable in subsequent fiscal years and is properly classifiable as property, plant or equipment, and all renewals, improvements and replacements thereto the cost of which may not be deducted in its entirety from income in the year of acquisition, in accordance with generally accepted accounting principles ("GAAP").

               (ii) "Capital Expenditures" shall mean, for any period for which the same is to be determined, the aggregate amount of any expenditures incurred, paid or accrued by Holdings, the Company or any Subsidiary for Capital Assets, plus the aggregate amount of Capitalized Lease Obligations first incurred for such period, determined in accordance with GAAP.

               (iii) "Capitalized Lease" shall mean a lease of, or other agreement conveying the right to use, real or personal property, or both, which obligation is, or in accordance with GAAP (including, without limitation, Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) is, classified and accounted for as a capital lease (including the financing method of accounting for leases) on the consolidated balance sheet of Holdings.

               (iv) "Capitalized Lease Obligations" shall mean the obligations of the Company or any Subsidiary, as lessee, to pay rent or other amounts under all Capitalized Leases and, for purpose of this Agreement, the amount of such obligations shall be the aggregate capitalized amount thereof determined in accordance with GAAP (including, without limitation, Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board). Notwithstanding the foregoing, Capitalized Lease Obligations shall not include the subsequent reclassification, to the extent mandated by GAAP, of any lease entered into prior to the date of this Agreement.

               (v) "Funded Indebtedness" shall mean, (a) all consolidated indebtedness of Holdings for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments), (b) all Capitalized Lease Obligations, (c) all obligations of Holdings, the Company or any Subsidiary to pay the deferred purchase price of property or services (other than those referred to in clause (x) of Section 1.04(a) above) and (d) all liabilities secured by a mortgage, pledge or lien existing on property owned or acquired subject to such mortgage, pledge or lien, whether or not the liability secured thereby shall have been assumed. Notwithstanding the foregoing, "Funded Indebtedness" shall not include current trade accounts payable or accrued expenses, operating lease obligations, customer deposits and deferred liabilities other than for borrowed money, all incurred and continuing in the ordinary course of business, and shall not include the liability for future retiree health benefits as reflected in Holdings' consolidated financial statements and recorded under Statement of Financial Accounting Standards No. 106 of the Financial Accounting Standards Board.

               (vi) "Permitted Expenditures" shall mean (a) non-maintenance Capital Expenditures, (b) Capital Expenditures relating to (I) newly-constructed Restaurants including construction in progress and land costs and (II) remodeling costs of Restaurants required for the receipt of franchise agreement renewals, (c) franchise fee expenditures and (d) Capital Expenditures relating to new Burger King breakfast equipment for the sale of Burger King's new biscuit product and the installation thereof.

          (c) After receipt of the draft Liabilities Schedule, Buyer and the Selling Shareholders Representative shall have five (5) business days in which to review the draft Liabilities Schedule. Buyer and the Selling Shareholders Representative shall have full access to the financial records and other information used in the preparation of the Liabilities Schedule, including access to the pertinent draft audit working papers of the Auditor. If either Buyer or the Selling Shareholders Representative has any objection to the Liabilities Schedule, within such five-business day period, it shall deliver written notice thereof to the Auditor and the other party setting forth, with reasonable specificity, the nature of the objection, the amount thereof and the basis therefor. Within five (5) business days after the end of such five (5) business day period, the Auditor shall deliver to Buyer and the Selling Shareholders Representative the revised draft Liabilities Schedule, along with the Auditor's report that the revised draft Liabilities Schedule has been prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with this Section 1.04. In the event that Arthur Anderson LLP, Buyer's independent certified public accountants ("Buyer's Accountants"), and the Auditor cannot agree upon the revised draft Final Liabilities Schedule, they shall within five (5) business days after delivery thereof to Buyer and the Selling Shareholders Representative mutually engage Price Waterhouse LLP (the "Third Accounting Firm") to review the Auditor's revised draft Liabilities Schedule and to, within thirty (30) business days, make a final determination as to the matters in dispute between the parties. Any such final determination by the Third Accounting Firm shall be final and binding upon the parties hereto absent manifest error. The costs of the Third Accounting Firm shall be borne equally by Buyer and the Company. The parties agree to use reasonable efforts to cause the Liabilities Schedule to be finally determined in accordance with the provisions of this Section 1.04(c) prior to the Closing Date; provided, however, that the failure to have such schedule so finally determined shall not in and of itself be a ground for postponing the Closing Date and the Purchase Price payable in respect of any disputed amounts (which shall include any amounts covered by any claim notice delivered by Buyer to the escrow agent under the Escrow Agreement on or prior to the Closing Date) shall continue to be held pursuant to the terms of the Escrow Agreement (provided that, and only to the extent that, such dispute, if determined favorably for Buyer, would cause the Actual Net Liability Amount to exceed the Target Net Liability Amount by greater than $500,000, less the aggregate amount of any quantifiable breaches of any of the representations and warranties made by the Principal Managers in
Section 4.01(g) through (nn) hereof that are discovered prior to Closing, and then only to the extent of such excess) until such dispute shall have been finally determined in accordance with the provisions of this Section 1.04(c).

          (d) In the event that, as reflected in the final Liabilities Schedule, the sum of (A) the items referred to in clauses (i) through (vi) of subsection (a) above and (B) $100,000 (representing the estimated transfer taxes due as a result of the transactions contemplated by this Agreement), less the sum of (1) the items referred to in clauses (vii) through (ix) of subsection (a) above, up to a maximum amount of $7.0 million, (2) the item referred to in clause (x) of subsection (a) above and
(3) $4,400,000 (representing the tax refund expected to be received by the Company in calendar year 1996) (collectively, the "Actual Net Liability Amount"), exceeds $126,000,000 (the "Target Net Liability Amount"), plus $500,000, less the aggregate amount of any quantifiable breaches of any of the representations and warranties made by the Principal Managers in
Section 4.01(g) through (nn) hereof that are discovered prior to the date such determination is completed (collectively, the "Adjusted Target Net Liability Amount") (I) if such determination is completed prior to the Closing Date, the Purchase Price shall be reduced by the difference between the Actual Net Liability Amount and the Adjusted Target Net Liability Amount or (II) if such determination is completed following the Closing Date, the Escrow Agent (as defined in Section 2.02 hereof) shall disburse to Buyer out of the Escrow Deposit (as defined in Section 2.02 hereof) the difference between the Actual Net Liability Amount and the Adjusted Target Net Liability Amount. If such difference exceeds the amount of the Escrow Deposit, the Selling Shareholders agree, severally but not jointly, to promptly pay to Buyer the amount of such excess. The foregoing notwithstanding, any amounts payable to Buyer pursuant to this subsection
(d) shall be net of any amounts payable by Buyer pursuant to subsection (e) below.

          (e) In the event that the Closing occurs after April 30, 1996 but on or before June 2, 1996, the Purchase Price shall be increased or decreased, as the case may be, by the amount of Net Cash Flow (as defined below) generated by the Company and its Subsidiaries, on a consolidated basis, from April 1, 1996 through and including the Closing Date. In the event that the Closing occurs after June 2, 1996, the Purchase Price shall be (A) increased by the sum of (i) amount of positive Net Cash Flow generated by the Company and its Subsidiaries, on a consolidated basis, from April 1, 1996 through June 2, 1996 and (ii) two (2) times the amount of positive Net Cash Flow generated by the Company and its Subsidiaries, on a consolidated basis, from June 3, 1996 through and including the Closing Date and (B) decreased by the sum of (i) the amount of negative Net Cash Flow generated by the Company and its Subsidiaries, on a consolidated basis, from April 1, 1996 through June 2, 1996 and (ii) the amount of negative Net Cash Flow generated by the Company and its Subsidiaries, on a consolidated basis, from June 3, 1996 through and including the Closing Date. The period from April 1, 1996 through and including the Closing Date is hereinafter referred to as the "Purchase Price Adjustment Period".

          (f) As soon as practicable after the Closing Date (assuming it occurs after April 30, 1996), the Selling Shareholders Representative shall cause the Auditor to complete and deliver to Buyer and the Selling Shareholders Representative a computation of "Net Cash Flow" (the "Net Cash Flow Statement") which shall be prepared in accordance with (i) the provisions of this Section 1.04(f), (ii) GAAP (consistent with prior practice) and (iii) Holdings's consolidated books and records. After receipt of the draft Net Cash Flow Statement, Buyer and the Selling Shareholders Representative shall have five (5) business days in which to review it. Buyer and the Selling Shareholders Representative shall have full access to the financial records and other information used in the preparation of the Net Cash Flow Statement including access to the pertinent draft working papers of the Auditor. During such five-day business period, Buyer and the Selling Shareholders Representative may provide written notice to the Auditor of any objections either may have to the Net Cash Flow Statement, which written notice shall set forth, with reasonable specificity, the nature of the objection, the amount thereof and the basis therefor. Within five business days after the end of such five-day business day period, the Auditor shall deliver to Buyer and the Selling Shareholders Representative a revised draft of the Net Cash Flow Statement, along with the Auditors report that the revised Net Cash Flow Statement has been prepared in accordance with GAAP and this Section 1.04(f). In the event that Buyer's Accountants and the Auditor cannot agree upon the revised draft Net Cash Flow Statement, they shall within five business days after the delivery thereof to Buyer and Selling Shareholders Representative mutually retain the Third Accounting Firm to review the Auditors' revised draft Net Cash Flow Statement and who shall within ten business days make a final determination as to the matters in dispute between the parties. Any such final determination by the Third Accounting Firm shall be final and binding upon the parties hereto absent manifest error. The costs of the Third Accounting Firm shall be borne equally by Buyer and the Company. Within two business days after the Net Cash Flow adjustment has been finally determined in accordance with this Section 1.04(f), if the Purchase Price is increased as a result thereof, Buyer shall pay such increase in cash by wire transfer of immediately available funds to one or more bank accounts(up to a maximum of three) as shall be designated by the Selling Shareholders Representative in writing. If such computation requires a downward adjustment in the Purchase Price, the Selling Shareholders agree on a pro-rata basis to promptly pay to Buyer the amount of such reduction (but only to the extent that such reduction exceeds the Adjusted Basket Amount (as defined in Section 6.03(a) hereof), less the aggregate amount of any quantifiable breaches of any of the representations and warranties made by the Principal Managers in Section 1.04(g) through (nn) hereof that are discovered prior to the date of such determination).

          (g) For purposes of this Section 1.04, "Net Cash Flow" shall mean earnings before income taxes, depreciation and amortization, less Capital Expenditures on Restaurants in existence as of the date hereof (other than Permitted Expenditures).

          (h) The foregoing notwithstanding, no party shall benefit from the Purchase Price adjustment set forth in subsection (e) above if the Closing was delayed past April 30, 1996 as a result of the negligent, intentional or willful breach, violation or non-compliance by such party of any covenant, agreement, obligation, representation or warranty continued in this Agreement or any other agreement referred to herein.

          (i) Anything contained in this Section 1.04 to the contrary notwithstanding, any Purchase Price adjustment that results from this
Section 1.04 shall be allocated among the Selling Shareholders based upon the percentages set forth opposite the respective names of the Selling Shareholders on Schedule I hereto. For purposes of this Agreement, the defined term "Purchase Price" shall mean, following completion of the Purchase Price adjustment mechanism set forth in this Section 1.04, the Purchase Price, as adjusted pursuant to this Section 1.04 hereof.


II.  RELATED MATTERS

     2.01 AMENDED AND RESTATED EMPLOYMENT AGREEMENTS. On or prior to the Closing Date, Alan Vituli and Daniel T. Accordino shall each enter into an Amended and Restated Employment Agreement with the Company, which Amended and Restated Employment Agreements shall be substantially in the form of Exhibits B-1 and B-2 hereto (collectively, the "Amended and Restated Employment Agreements").

     2.02 BIB GUARANTEE; ESCROW DEPOSIT. Bahrain International Bank (E.C.), a Bahrain exempt joint stock company and the ultimate parent company of Buyer ("BIB"), hereby guarantees (subject to all of the terms and conditions of this Agreement and to all of Buyer's rights to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever pursuant to this Agreement or otherwise) the full and timely performance of Buyer's obligation to purchase and pay for the Securities pursuant to this Agreement (the "Guaranteed Obligations"). BIB hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and any requirement that any Selling Shareholder exhaust any right or take any action against Buyer. No amendment or a waiver of any provision of this Section 2.02 nor consent to any departure by BIB therefrom shall in any event be effective unless the same shall be in writing and signed by the Selling Shareholders Representative and then such a waiver or consent shall be effective only in that specific instance and for the specific purpose for which given. On the date hereof, Buyer has delivered to the Selling Shareholders Representative an opinion of counsel to BIB as to the validity and enforceability of such guarantee, which opinion of counsel is in form and substance reasonably satisfactory to the Selling Shareholders Representative. To further secure Buyer's obligation to purchase and pay for the Securities pursuant to this Agreement, upon execution hereof, BIB shall deposit $7,500,000 (the "Escrow Deposit") with Baer Marks & Upham LLP, as escrow agent (the "Escrow Agent"), which amount shall be held and ultimately distributed by the Escrow Agent pursuant to the terms of an Escrow Agreement among BIB, the Selling Shareholders and the Escrow Agent, in the form of Exhibit C hereto (the "Escrow Agreement").

     2.03 DEFERRED SECURITIES PURCHASE AGREEMENT. Concurrently herewith, Alan Vituli, Pryor, Cashman, Sherman & Flynn and Buyer shall enter into a Deferred Securities Purchase Agreement, substantially in the form of Exhibit D hereto (the "Deferred Securities Purchase Agreement"), pursuant to which Buyer shall acquire an aggregate of 120,000 options to purchase shares of common stock of Holdings for an aggregate purchase price of $2,314,784, subject to adjustment pursuant to the terms thereof, effective as of January 5, 1997.

     2.04 NONCOMPETITION.

          (a) As additional consideration for Buyer's agreement to purchase the Securities and pay the Selling Shareholders the Purchase Price, Messrs. Vituli and Accordino have agreed, severally but not jointly, to the noncompetition provisions (the "Restrictive Covenants") contained in paragraph 11 of their respective Amended and Restated Employment Agreements, which noncompetition provisions are incorporated herein by reference and made a part hereof as if restated herein.

          (b) It is agreed and understood by and among the parties to this Agreement that the Restrictive Covenants incorporated by reference in subsection (a) above are each individually essential elements of this Agreement and that, but for the agreement of Messrs. Vituli and Accordino to comply with such Restrictive Covenants, Buyer would not have agreed to enter into this Agreement. Further, each of Messrs. Vituli and Accordino expressly acknowledges that the restrictions incorporated by reference into subsection (a) of this Section 2.04 are reasonable and necessary to accomplish the mutual objectives of the parties and to protect Buyer's legitimate interests in its business and business relationships. Each of Messrs. Vituli and Accordino further acknowledges that enforcement of such restrictions will not deprive him of the ability to earn a reasonable living and that any violation of such restrictions will cause irreparable injury to Buyer. Such Restrictive Covenants of Messrs. Vituli and Accordino shall be construed as agreements independent of any other provision of this Agreement and of each other.

          (c) Messrs. Vituli and Accordino hereby agree that damages at law, including, but not limited to, monetary damages, will be an insufficient remedy to Buyer in the event that the Restrictive Covenants incorporated by reference into subsection (a) of this Section 2.04 are violated and that, in addition to any remedies or rights that may be available to Buyer, all of which other remedies or rights shall be deemed to be cumulative, retained by Buyer and not waived by the enforcement of any remedy available hereunder, including, but not limited to, the right to sue for monetary damages, Buyer shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, including, but not limited to, a temporary restraining order or temporary, preliminary or permanent injunction, to enforce the provisions incorporated by reference into subsection (a) of this Section 2.04, all of which shall constitute rights and remedies to which Buyer may be entitled.

          (d) If any court determines that the covenant not to compete incorporated by reference into subsection (a) of this Section 2.04, or any part hereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision (to the maximum duration or scope permitted by law), as the case may be, and such provision in its reduced form shall then be enforceable.

          (e) Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 2.04, any other provisions of this Agreement or their respective Employment Agreement Amendments, each of Messrs. Vituli and Accordino shall have liability only for his own breach of a Restrictive Covenant.


III. CONDITIONS TO CLOSING

     3.01 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase and pay for the Securities is subject to the satisfaction at the time of the Closing referred to in Section 1.03 hereof of the following conditions (any or all of which may be waived by Buyer in Buyer's sole discretion):

          (a) No preliminary or permanent injunction or other order of any court of competent jurisdiction preventing the purchase by Buyer of the Securities shall be in effect.

          (b) Subject to Section 7.01(b) hereof, the representations and warranties of the Selling Shareholders and the Principal Managers made in this Agreement shall be true and correct as of the date of this Agreement and as of the time of Closing as though made as of such time; PROVIDED, HOWEVER, that breaches of the representations and warranties of the Principal Managers contained in Section 4.01(g) through (nn) shall not cause the condition to closing set forth in this Section 3.01(b) to be deemed unsatisfied unless and until the aggregate amount of such breaches, to the extent quantifiable, exceed the Adjusted Basket Amount. Holdings, the Company and the Selling Shareholders shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by them by the time of the Closing. The Selling Shareholders Representative shall have delivered to Buyer a certificate dated the Closing Date confirming, to the best of his knowledge, the foregoing (but only with respect to (i) those portions of subsections (b), (c) and (d) of Section 4.01 hereof that relate directly to the Selling Shareholders, (ii) subsections (e) and (gg)(i) of Section 4.01 hereof and
(iii) those covenants to be performed by one or more of the Selling Shareholders). The Selling Shareholders Representative shall have also delivered to Buyer a certificate dated the Closing Date and signed by each of the chief executive officer, president and chief financial officer of the Company confirming the foregoing (but only with respect to (i) subsection (a) of Section 4.01 hereof, (ii) the remaining portions of subsections (b), (c) and (d) of Section 4.01 hereof, (iii) subsections (f) through (nn) of Section 4.01 hereof (other than Section 4.01(gg)(i) hereof) and (iv) those covenants to be performed by Holdings, the Company and/or any of its Subsidiaries.

          (c) Buyer shall have received from each of Messrs. Vituli and Accordino a duly executed counterpart of his respective Amended and Restated Employment Agreement, dated as of the Closing Date, substantially in the form of Exhibits B-1 and B-2, respectively, hereto (PROVIDED, HOWEVER, that the Condition to Closing set forth in this Section 3.01(c) shall not be deemed unsatisfied if either Mr. Vituli or Mr. Accordino, but not both, is unable to enter into his respective Amended and Restated Employment Agreement due to death or disability).

          (d) Burger King Corporation shall have consented in writing to this Agreement and the Deferred Securities Purchase Agreement, and to the transactions contemplated hereby and thereby, which consent shall be in form and substance satisfactory to Buyer.

          (e) Subject to Section 7.01(b) hereof, the Company shall not have suffered any material adverse change in its business, assets, condition (financial or otherwise), results of operations, prospects or earnings since September 30, 1995.

          (f) Buyer shall have received an opinion, dated the Closing Date and addressed to Buyer, of Baer Marks & Upham LLP, counsel to Holdings, the Company and the Selling Shareholders, substantially in the form of Exhibit E hereto.
          (g) Any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applicable to the purchase by Buyer, and the sale by the Selling Shareholders, of the Shares shall have expired or been terminated.

          (h) The Company shall have received any and all consents, approvals, authorizations, exemptions or waivers set forth on Schedule 4.01(d) hereto (except as specifically indicated otherwise on Schedule 4.01(d) hereto), in each case pursuant to instruments in form and substance reasonably satisfactory to Buyer, except for such consents, approvals, authorizations, exemptions or waivers (relating directly to the operations of the Company and its Subsidiaries) the failure of which to obtain would not have a Material Adverse Effect.

          (i) With respect to those Restaurants that are leased or subleased facilities and therefore subject to leases or subleases (collectively, the "Leases"), the Company shall have received estoppel certificates from the lesser of at least 50% of all lessors and sublessors, as the case may be (i) of the Leases or (ii) of the Leases that are required by the terms of their respective Leases to provide the Company with estoppel certificates, in each case in form and substance reasonably satisfactory to Buyer. With respect to those Restaurants that are owned facilities, Buyer shall have received estoppel certificates from any fee mortgagees, in form and substance reasonably satisfactory to Buyer.

          (j) The Company shall have filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K").

          (k) The Securities available for purchase by Buyer pursuant to this Agreement, together with those securities of Holdings covered by the Deferred Securities Purchase Agreement, shall represent at least 95% of the total number of issued and outstanding shares of common stock of Holdings on a fully diluted basis, excluding the Deemer Warrants (as hereinafter defined).

          (l)  Holdings and the Company shall have each delivered to Buyer
(i) a certificate of its corporate secretary or assistant secretary as to
(I) resolutions of its Board of Directors or shareholders action, as required, approving and authorizing the execution, delivery and performance of this Agreement and each of the Related Documents, to the extent a party thereto, and (II) its Certificate of Incorporation and By-laws and all amendments to date as being in full force and effect, with true, correct and complete copies of such resolutions, Certificates of Incorporation and By-laws attached thereto, (ii) an incumbency certificate of its officers executing this Agreement and the Related Documents to which it is a party and (iii) a certificate of subsistence and/or good standing of Holdings, the Company and each Subsidiary, dated as of a recent date prior to the Closing, issued by the Secretary of State of Delaware and of each other state in which Holdings, the Company and such Subsidiary is incorporated or qualified to do business.

          (m) Mr. Vituli shall have made the Option Escrow Deposit (as defined in the Deferred Securities Purchase Agreement) pursuant to the terms of the Deferred Securities Purchase Agreement.

          (n) Holdings, the Company and the Selling Shareholders shall have executed and delivered such other information and documentation as Buyer and its counsel shall reasonably request, in form and substance reasonably satisfactory to Buyer and its counsel.

     3.02 CONDITIONS TO SELLING SHAREHOLDERS' OBLIGATIONS. The obligation of the Selling Shareholders to sell and deliver to Buyer the Securities is subject to the satisfaction at the time of the Closing of the following conditions (any or all of which may be waived by the Selling Shareholders Representative in his sole discretion):

          (a) No preliminary or permanent injunction or other order of any court of competent jurisdiction preventing the sale by the Selling Shareholders to Buyer of the Securities shall be in effect.

          (b) The representations and warranties of Buyer made in this Agreement shall be true and correct as of the date of this Agreement and as of the time of Closing as though made as of such time. Buyer shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by Buyer by the time of the Closing. Buyer shall have delivered to the Selling Shareholders a certificate dated the Closing Date and signed by an authorized representative of Buyer confirming the foregoing.

          (c) Each of Messrs. Vituli and Accordino shall have received from Buyer a duly executed counterpart of his respective Amended and Restated Employment Agreement, dated as of the Closing Date, substantially in the form of Exhibits B-1 and B-2, respectively, hereto (PROVIDED, HOWEVER, that the Condition to Closing set forth in this Section 3.02(c) shall not be deemed unsatisfied if either Mr. Vituli or Mr. Accordino, but not both, is unable to enter into his respective Amended and Restated Employment Agreement due to death or disability).

          (d) Burger King Corporation shall have consented in writing to this Agreement and the Deferred Securities Purchase Agreement, and to the transactions contemplated hereby and thereby, which consent shall be in form and substance satisfactory to Buyer.

          (e) Any waiting period under the HSR Act applicable to the purchase by Buyer, and the sale by the Selling Shareholders of the Shares, shall have expired or been terminated.

          (f) The Selling Shareholders Representative shall have received an opinion, dated the Closing Date and addressed to Holdings, the Company and the Selling Shareholders, of Pryor, Cashman, Sherman & Flynn, counsel to Buyer, substantially in the form of Exhibit G hereto.

          (g) BIB shall have delivered to the Selling Shareholders Representative a certificate of its corporate secretary or assistant secretary as to resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the Escrow Agreement.

          (h) Buyer shall have made the Purchase Price Escrow Deposit (as defined in the Deferred Securities Purchase Agreement), pursuant to the terms of the Deferred Securities Purchase Agreement.

          (i) Buyer shall have executed and delivered such other information and documentation as the Selling Shareholders Representative and its counsel shall reasonably request in form and substance reasonably satisfactory to the Selling Shareholders Representative and its counsel.


     3.03 FRUSTRATION OF CONDITIONS. No party may rely upon the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur.


IV.  REPRESENTATIONS AND WARRANTIES

     4.01 REPRESENTATIONS AND WARRANTIES OF THE SELLING
SHAREHOLDERS. The Selling Shareholders, severally but not jointly, hereby represent and warrant to Buyer (with respect to those portions of subsections (b), (c) and (d) below that relate directly to the Selling Shareholders and with respect to subsections (e) and (gg)(i) below) and the Principal Managers, jointly and severally, hereby represent and warrant to Buyer (with respect to subsection (a), the remaining portions of subsections (b), (c) and (d) and subsections (f) through (nn) below other than (subsection (gg)(i) below)), as follows:

          (a) ORGANIZATION. Each of Holdings and the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Subsidiary (as defined below) is duly organized and validly existing under the laws of the state or other jurisdiction of its organization (which state or other jurisdiction is set forth on Schedule 4.01(a) hereto). Each of Holdings, the Company and the Subsidiaries has all requisite power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of Holdings, the Company and the Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the absence of such qualifications, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of Holdings, the Company and the Subsidiaries, taken as a whole (a "Material Adverse Effect"). A list of the jurisdictions in which Holdings, the Company and the Subsidiaries are so qualified is set forth on Schedule 4.01(a) hereto. The Company has previously delivered (or made available, with respect to the organizational documents of the Subsidiaries) to Buyer true and complete copies of the Certificate of Incorporation, as amended to date, and By-laws, as amended to date, or comparable organizational documents, as in effect on the date hereof, of Holdings, the Company and each Subsidiary. The stock certificate and transfer books of Holdings, the Company and each Subsidiary (all of which have been made available for inspection by Buyer) are true and complete. The minute books of Holdings, the Company and each Subsidiary (all of which have been made available for inspection by Buyer) are true and complete in all material respects (it being understood that such materiality limitation shall not apply to items relating to capitalization which are covered by subsection (f) below). Since its formation, Holdings has not conducted any business or owned any assets other than the outstanding capital stock of the Company. The term "Subsidiary" means each entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

          (b) AUTHORIZATION. Each of Holdings, the Company and the Selling Shareholders has all requisite power and authority to enter into this Agreement and the other agreements, instruments, documents and certificates to be executed and delivered by such party pursuant hereto (collectively, the "Related Documents"), and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Holdings, the Company, the Subsidiaries and/or any of the Selling Shareholders to authorize the execution, delivery and performance of this Agreement and the Related Documents of which they are a party, and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.

          (c) VALID AND BINDING AGREEMENT. This Agreement and the Related Documents, to the extent that Holdings, the Company and/or the Selling Shareholders is a party thereto, constitute valid and binding obligations of Holdings, the Company and each of the Selling Shareholders, enforceable against each of them in accordance with their terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d) NO VIOLATION. The execution and delivery of this Agreement and the Related Documents by the signatories thereto does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (subject to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 4.01(d) hereto), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Holdings, the Company, any Subsidiary or any Selling Shareholder under, any provision of (i) the Certificate of Incorporation or By-laws or comparable governing instruments of Holdings, the Company, any Subsidiary or any Selling Shareholder, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or agreement to which Holdings, the Company, any Subsidiary or any Selling Shareholder is a party or by which any of their respective properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdings, the Company, any Subsidiary or any Selling Shareholder or the property or assets of any of them, excluding from the foregoing clauses (ii) and (iii) with respect to Holdings, the Company and the Subsidiaries such conflicts, violations, defaults, rights or restrictions which would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other third party is required to be obtained or made by or with respect to Holdings, the Company, any Subsidiary or any Selling Shareholder or any of their respective affiliates in connection with the execution and delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby or thereby, other than the filing of a Current Report on Form 8-K as required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the HSR Act and other than as set forth on Schedule 4.01(d) hereto and such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings (relating directly to the operations of the Company and its Subsidiaries) the failure of which to obtain would not have a Material Adverse Effect.

          (e) THE SECURITIES. Upon delivery to Buyer at the Closing of certificates representing the Securities and upon receipt by the Selling Shareholders of the Purchase Price for the Securities, good and valid title to the Securities will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind.

          (f) CAPITAL STOCK OF HOLDINGS AND THE COMPANY. (i) The authorized capital stock of Holdings consists of (A) 6,000,000 shares of voting common stock, par value $.01 per share (the "Common Stock"), of which 2,263,757 shares are issued and outstanding, no shares are held in Holdings' treasury and no shares are held by the Company or any of the Subsidiaries, (B) 882,353 shares of non-voting common stock, par value $.01 per share (the "Non-Voting Common Stock"), of which none are issued and outstanding, (C) 7,250 shares of Class A Preferred Stock, par value $.01 per share, all of which are issued and outstanding, (D) 750 shares of Class B Preferred Stock, Series I, par value $.01 per share, all of which are issued and outstanding (the "Series I Class B Preferred Stock") and (E) 750 shares of Class B Preferred Stock, Series II, par value $.01 per share, none of which are issued and outstanding. As of the date hereof, there are
(I) outstanding options (the "Options") to purchase 330,800 shares of Common Stock and (II) outstanding warrants (the "Warrants") to purchase 745,143 shares of Common Stock. All Holdings' classes of preferred stock shall be referred to herein collectively as the "Preferred Stock". All issued and outstanding shares of capital stock of Holdings have been duly authorized and validly issued and are fully paid and nonassessable. No shares of capital stock of Holdings, the Company or of any Subsidiary have been issued in violation of any preemptive or subscription rights and no such shares are subject to any preemptive or subscription rights. The Company's option expiring November 2, 2000 to purchase 488,111 warrants (the "Deemer Warrants") to purchase shares of common stock of Holdings from Deemer, Inc. is a valid and binding option enforceable against Deemer, Inc. in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Upon payment of the exercise price set forth in paragraph 5 of that certain Loan Agreement dated November 2, 1995 between the Company and Deemer, Inc., the Company will receive good and valid title to the Deemer Warrants and/or the shares of common stock of Holdings issuable upon exercise of the Deemer Warrants, free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind.

               (ii) Except as set forth in this Section 4.01(f), there are no shares of capital stock or other equity securities of Holdings outstanding and there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Holdings, the Company or any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Holdings, the Company or any Subsidiary. There are no equity securities of Holdings, the Company or any Subsidiary reserved for issuance for any purpose, except for 330,800 shares of Common Stock reserved for issuance upon exercise of the outstanding Options, 745,143 shares of Common Stock reserved for issuance upon exercise of the Warrants, 882,353 shares of Non-Voting Common Stock reserved for issuance upon conversion of the Series I Class B Preferred Stock, 882,353 shares of Common Stock reserved for issuance upon conversion of the Non-Voting Common Stock and 750 Shares of Class B Preferred Stock, Series II, par value $.01 per share, reserved for issuance upon conversion of the Series I Class B Preferred Stock for accrued and unpaid dividends.

               (iii) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share. All of the issued and outstanding shares of capital stock of the Company are held by Holdings.

               (iv) Except as disclosed on Schedule 4.01(f)(iv) hereto, Holdings, directly or through one or more wholly owned subsidiaries, has good and valid title to all the outstanding shares of capital stock of the Company and each Subsidiary, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions whatsoever, and all such shares have been duly authorized and validly issued and are fully paid and nonassessable.

               (v) On or prior to the Closing Date, other than with respect to the Options and the Warrants, all outstanding securities convertible into or exercisable or exchangeable for shares of common stock of Holdings shall have been converted into or exercised or exchanged for shares of common stock of Holdings.

               (vi) There are no rights of first refusal, tag-along rights or similar rights (including without limitation, those rights of first refusal, tag-along rights or similar rights granted to certain stockholders of Holdings pursuant to that certain Stockholders Agreement, dated as of December 26, 1986, among Holdings and its stockholders) triggered by the execution and delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby or thereby which have not been expressly waived by the party or parties possessing such rights, and true, correct and complete copies of such waivers have previously been delivered to Buyer.

          (g) EQUITY INTERESTS. Except for the Subsidiaries and as disclosed on Schedule 4.01(g) hereto, the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other entity or have any direct or indirect equity interest in any business.

          (h) SEC REPORTS; FINANCIAL STATEMENTS. (i) The Company has furnished to Buyer true, correct and complete copies of its Annual Report on Form 10-K for the fiscal years ended December 31, 1993 and 1994 (and will furnish to Buyer prior to the Closing a true, correct and complete copy of the 1995 Form 10-K and true, correct and complete copies of all other filings made by the Company with the Securities and Exchange Commission (the "SEC") after the date hereof through and including the Closing Date (collectively, together with the 1995 Form 10-K, the "Subsequent SEC Filings")) and its Quarterly Report on Form l0-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 (all such documents, including the Subsequent SEC Filings, being collectively called the "SEC Documents"), each as filed or to be filed with the SEC.
The SEC Documents include all of the documents that the Company was required to file with the SEC since December 31, 1994 through the date hereof and the Subsequent SEC Filings will include all of the documents that the Company is required to file with the SEC from the date hereof through and including the Closing Date. Each of the SEC Documents has been duly filed (other than the Subsequent SEC Filings which will be duly filed) and when filed was or will be, in the case of the Subsequent SEC Filings, in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Document. Each of the SEC Documents (including the financial statements included therein) was or will be, in the case of the Subsequent SEC Filings, complete and correct in all material respects as of its date and, as of its date, did not or will not, in the case of the Subsequent SEC Filings, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements included within the SEC Documents have been or will be, in the case of the Subsequent SEC Filings, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly or will present fairly, in the case of the Subsequent SEC Filings, (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, there are no ongoing transactions between Holdings, the Company or any Subsidiary, on the one hand, and any affiliate of any of the foregoing or any Selling Shareholders, on the other hand. No reclassification of a lease after the date hereof, to the extent mandated by GAAP, will constitute a breach of any representation or warranty made by Holdings, the Company or a Principal Manager under this Agreement.

               (ii) Holdings has furnished Buyer with true, correct and complete copies of the audited consolidated financial statements of Holdings for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Holdings, the Company and the Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

               (iii) The Company has previously delivered or made available to Buyer monthly profit and loss statements for each Restaurant for each fiscal month during 1993, 1994 and 1995, which monthly profit and loss statements include year-to-date information for each fiscal month for each Restaurant and comparative information for each fiscal month for each Restaurant which compares the current monthly results of operations to the prior year's monthly results of operations (same fiscal month) and to budgeted monthly results of operation for such fiscal month. The Company has also previously delivered or made available to Buyer rolling 12-month cash flow statements for each Restaurant for each fiscal month during 1993, 1994 and 1995.

               (iv) The Company has also previously delivered to Buyer a true, correct and complete copy of its 1996 budget entitled "Profit Plan" (the "Budget"). The Budget sets forth aggregate remodelling expenditures anticipated during fiscal year 1996. The Budget is current and has not been amended or modified in any respect.

          (i) UNDISCLOSED LIABILITIES. None of Holdings, the Company or any of the Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except
(i) as disclosed in the Financial Statements, (ii) for liabilities or obligations disclosed on Schedule 4.01(i) hereto or (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1995, and not in violation of this Agreement.

          (j)  TAXES.  (i)  For purposes of this Agreement,
(A) "Tax" or "Taxes" shall mean all Federal, state, county, local, foreign and other taxes, assessments, duties or similar governmental charges of any kind whatsoever, including, without limitation, corporate franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs and occupation taxes and including, without limitation, any interest, penalties and additions imposed with respect to such amounts and (B) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (ii) Except as set forth on Schedule 4.01(j) hereto:

                    (A) Since January 1, 1988, each of Holdings, the Company and each Subsidiary, each predecessor of Holdings, the Company or any Subsidiary, and each consolidated, affiliated, combined, unitary or aggregate group of which Holdings, the Company, any of the Subsidiaries or any such predecessor is or has been a member, has timely filed with the appropriate Tax authorities all Tax returns, reports, estimates, information returns and statements, including any related or supporting information, ("Tax Returns"), required to be filed through December 31, 1995 and has paid all Taxes shown to be due with respect to the taxable periods covered by such Tax Returns. All such Tax Returns are true, complete and correct in all material respects. All other Taxes of Holdings, the Company or any of the Subsidiaries, or for which Holdings, the Company or any Subsidiary is or shall otherwise be directly or indirectly liable (including amounts attributable to wage withholding), have either been timely paid or are reflected as a liability on the Balance Sheet (as defined in Section 4.01(k) hereof). No statute of limitations has been waived, nor any extension of time agreed to, with respect to the assessment of any Tax of Holdings, the Company or any of the Subsidiaries, or for which Holdings, the Company or any of the Subsidiaries is or may otherwise be directly or indirectly liable.

                    (B) Except as set forth on Schedule 4.01(j) hereto, there are no pending audits with respect to the Tax Returns of Holdings, the Company or any of the Subsidiaries and any deficiencies resulting from any past audits have been paid and no material issues were raised in writing by the relevant Tax authority during any past audits that may apply to taxable periods after the taxable period to which such audit related.
No action or proceeding has been brought or has been threatened to be brought by any Tax authority, nor has any claim been asserted or threatened to be asserted by any Tax authority, with respect to any Taxes of Holdings, the Company or any of the Subsidiaries, or for which Holdings, the Company or any of the Subsidiaries is or may otherwise be directly or indirectly liable which could have a Material Adverse Effect.

                    (C) No Tax liens have been filed by any Tax authority against any property or assets of Holdings, the Company or any Subsidiary, except for liens that have been satisfied or statutory liens for current Taxes not yet delinquent.

                    (D) There are no Tax sharing or Tax indemnity agreements to which Holdings, the Company or any Subsidiary is a party.

          (k)  ASSETS OTHER THAN REAL PROPERTY INTERESTS. (i) The
Company or a Subsidiary has good and valid title to all assets reflected on the consolidated balance sheet of the Company and the Subsidiaries as of September 30, 1995, included in the Company's Form 10-Q for the quarter ended September 30, 1995 (the "Balance Sheet"), or thereafter acquired, except those since sold or otherwise disposed of in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all liens, security interests, pledges, charges, encumbrances or restrictions of any nature whatsoever, except:

                    (A) all such as are disclosed on Schedule 4.01(k) hereto;

                    (B) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and statutory liens for current Taxes which are not yet delinquent;

                    (C) liens, security interests, pledges, charges, encumbrances and restrictions which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto; and

                    (D)   other encumbrances, restrictions or
imperfections of title, if any, which other encumbrances, restrictions or imperfections of title do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Subsidiaries as presently conducted (the liens, security interests, pledges, charges, encumbrances, restrictions and other imperfections of title described in clauses (A), (B), (C) and (D) above are hereinafter referred to collectively as "Permitted Liens").

               (ii) All leased personal property of the Company and the Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. This Section 4.01(k) does not relate to real property or interests in real property.

          (l) LEASES. Each of the Leases, together with the leases for any parking facilities (the "Parking Leases"), and all amendments, modifications and/or extensions thereto or thereof (other than such amendments, modifications and/or extensions which would not have a Material Adverse Impact (as hereinafter defined) are listed on Schedule 4.01(l) hereto. Schedule 4.01(l) hereto also lists, with respect to each Lease and Parking Lease, the name of the tenant(s), landlord(s) and whether the Lease or Parking Lease is a lease or a sublease. To the best knowledge of Holdings, the Company and the Principal Managers (with respect only to clauses (ii) through (viii) below), other than with respect to those items that would not result in a Material Adverse Impact,
(i) the Leases and the Parking Leases are in full force and effect, are unmodified (other than as listed on Schedule 4.01(l) hereto) and are binding and enforceable in accordance with their terms; (ii) all rental and other charges payable pursuant to the terms and conditions of the Leases and the Parking Leases have been paid and no rent has been paid in advance more than 30 days; (iii) there are no charges, offsets or defenses against the enforcement by the lessors thereunder of any agreement, covenant or condition on the part of the Company or any Subsidiary to be performed or observed pursuant to the terms of the Leases or the Parking Leases; (iv) there are no defaults by the Company or any Subsidiary of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of the Leases or the Parking Leases; (v) there are no actions or proceedings pending or threatened by any lessor under the Leases or the Parking Leases; neither the Company nor any Subsidiary is entitled to any free rent, abatement of rent or similar concession under any Lease or Parking Lease; (vi) except for the security deposits identified on Schedule 4.01(l) hereto, no lessor holds any deposits for the Company's or any Subsidiary's account on any Lease or Parking Lease; except as set forth on Schedule 4.01(l) hereto, the sale of the Shares will not constitute a prohibited transfer of assignment under any of the Leases or any of the Parking Leases; (vii) there are no defaults by any of the respective lessors of any agreement, covenant or condition on the part of the lessor to be performed or observed pursuant to the terms of the Leases or the Parking Leases; and (viii) all reciprocal servitude or similar agreements benefitting any or by which any real property leased by the Company or any Subsidiary ("Leased Property") or any real property owned by the Company or any Subsidiary ("Real Property") is bound are in full force and effect and there is no default by any party thereunder of its obligations. The current expiration dates and remaining options to extend the Leases and the Parking Leases are as set forth on Schedule 4.01(l) hereto. Minimum monthly rent and additional rent under the Leases and the Parking Leases are set forth on Schedule 4.01(l) hereto. As used herein, the term "Material Adverse Impact" shall mean those circumstances or conditions which would in the aggregate have a material adverse impact on the financial condition of at least 10 Restaurants.

          (m) SENIOR LEASE. With respect to each Lease that is subordinate to any senior lease, none of Holdings, the Company or any Subsidiary has received any written notice (and no regional director or executive officer of the Company has received any oral notice) of a default under such senior lease.

          (n)  [Intentionally Deleted]

          (o) TITLE TO LEASED PROPERTY AND REAL PROPERTY. Holdings, the Company, the Subsidiaries and certain officers of the Company (including the Principal Managers and the Company's general counsel, Joseph Zirkman, Esq.) will deliver at Closing all title affidavits reasonably requested by Buyer, including without limitation, such affidavits, substantially in the form of Exhibit H hereto, to enable Buyer to obtain "non-imputation" title endorsements.

          (p) ZONING AND LAND USE MATTERS. To the best knowledge of Holdings, the Company and the Principal Managers, (i) all required licenses, permits, certificates and approvals, including building and use permits (collectively, the "Real Property Permits"), were obtained and remain valid for the construction, use and occupancy and operation of the Leased Property and the Real Property and the Restaurants located thereon, including Restaurants currently under construction, and to ensure adequate vehicular and pedestrian ingress and egress from the Leased Property and the Real Property and the Restaurants located thereon, including Restaurants currently under construction; (ii) the Leased Property and the Real Property and all improvements located thereon are zoned or have a variance or conditional use permit for the intended use by the zoning jurisdictions in which it is located; and (iii) the Leased Property and the Real Property are in full compliance with all conditions and requirements of any building permit, use permits, conditional use permits or zoning classifications, subdivision approvals, zoning restrictions, building codes, environmental zoning and land-use laws, and other applicable local, state and federal laws and regulations and comply with the requirements of all conditions, covenants and restrictions applicable to the Leased Property and the Real Property, except where a breach of
(i), (ii) or (iii) above would not have a Material Adverse Impact. There are no pending or, to the best knowledge of Holdings, the Company and the Principal Managers, threatened actions or proceedings that might prohibit, restrict or impair the use and occupancy of the Leased Property or the Real Property or the Restaurants located thereon, including Restaurants currently under construction, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any of the Real Property Permits, other than such prohibitions, restrictions, suspensions, revocations, impairments, forfeitures and non-renewals that would not result in a Material Adverse Impact. Set forth on Schedule 4.01(p) hereto is a true and complete schedule of each certificate of occupancy ("C/O") in the possession of the Company or any of its Subsidiaries copies of which C/O's and all amendments thereto to date have heretofore been delivered to Buyer and which copies are true, complete and correct.

          (q)  NORMAL USE.   Except for those items that would not result
in a Material Adverse Impact, none of Holdings, the Company, any Subsidiary or any Principal Manager knows of any facts nor have any of Holdings, the Company, any Subsidiary or any Principal Manager failed to disclose any fact which would prevent the Leased Property or the Real Property from being used and operated after the Closing as Burger King Restaurants in accordance in all material respects with the operational terms of the franchise agreements with Burger King Corporation.

          (r)  CONDEMNATION.   None of Holdings, the Company, any
Subsidiary or any Principal Manager has received any written notice and no regional director or executive officer of the Company has received any oral notice of any threatened or pending exercise of eminent domain, condemnation, environmental, zoning, other land-use regulations proceedings or any other similar action which would have a Material Adverse Impact and none of Holdings, the Company, any Subsidiary or any Principal Manager has received any written notice of any Federal, state, county, municipal or other governmental plans to restrict or change access from any highway or road bounding any of the Leased Property or the Real Property, which restrictions or changes would have a Material Adverse Impact.

          (s)  IMPROVEMENTS AND STRUCTURAL DEFECTS.    The structural
portions of the Restaurants and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein are in sufficient operating condition and repair to allow them to operate as "turn-key" Burger King restaurants, except for such structural defects the repair of which would not result in expenditures in excess of $500,000 in the aggregate. There are no outstanding correcting work orders from Federal, state, county, municipal or local government or the owner of the Leased Property or any insurance company with respect to any of the Leased Property which would result in expenditures in excess of $500,000 in the aggregate.

          (t) REPORTS REGARDING WORK AND REPAIRS. None of Holdings, the Company, any Subsidiary or any Principal Manager has received any written notice and no regional director or executive officer of the Company has received any oral notice of any outstanding written requirements by any insurance company that issued a policy with respect to any of the Leased Property or the Real Property, or by any board of fire underwriters or other body exercising similar functions requiring any repairs or work to be done at the Leased Property or the Real Property which would result in expenditures in excess of $500,000 in the aggregate.

          (u)  [Intentionally Deleted].

          (v)  COPIES.   All Leases (including those for closed
Restaurants), Parking Leases, senior leases, nondisturbance agreements, landlord estoppel certificates, certificates of occupancy, sale/leaseback agreements, leasehold mortgages and leases in which the Company or a Subsidiary is the lessor or sublessor and which have been delivered or made available to Buyer pursuant to this Agreement or otherwise, in connection with the execution hereof or in connection with Buyer's due diligence review of Holdings, the Company and the Subsidiaries, are true, complete and correct copies of the originals of the same documents in the Company's possession, and same have not been modified or amended, except pursuant to documents copies of which have been delivered to Buyer or documents which would not be expected to have a Material Adverse Impact.

          (w)  PARKING, EASEMENTS AND RELATED AGREEMENTS.   Except as set
forth in the Leases and the Parking Leases and except for those items which would not have a Material Adverse Impact, there are no written or oral parking leases, easements, agreements, grants, licenses, options or any other agreement pursuant to which the Company is granted, for use in connection with the Restaurants, parking privileges or rights, current or perspective, and/or rights of access of any kind or nature in and to the Leased Property or the Real Property.

          (x)  WATER, SEWER, GAS, ETC.   All water, sewer, gas, electric,
telephone and drainage facilities, and all other utilities required by applicable law or necessary for the normal use and operation of the Leased Property and the Real Property and the Restaurants located thereon or by Burger King Corporation standards are available and are adequate to service the Leased Property and the Real Property and the Restaurants located thereon.

          (y) VIOLATIONS. All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by the Department of Housing and Building, Fire, Labor, Health or other State or municipal department having jurisdiction over the Leased Property and the Real Property, against or affecting the Leased Property and the Real Property up until the date of the Closing, shall be complied with by the Company and its Subsidiaries and the Leased Property and the Real Property shall be free of the same, except for such violations or noncompliance which would not have a Material Adverse Impact.

          (z) NON-BKC PROPERTIES. Schedule 4.01(z) hereto sets forth a description of each of the properties owned or leased by the Company or any Subsidiary and not used for a Burger King restaurant. Except as set forth on Schedule 4.01(z) hereto or for such items which would not have a Material Adverse Impact, there are no leases, tenancies, rental agreements, occupancy rights or possessory rights affecting any portion of any of such properties.

          (aa) INTELLECTUAL PROPERTY. Schedule 4.01(aa) sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names, service marks, registered copyrights and applications therefor and other material intellectual property rights, whether or not subject to statutory registration or protection ("Intellectual Property Rights") owned, used or filed by or licensed to the Company and/or the Subsidiaries. Schedule 4.01(aa) hereto specifies for each Intellectual Property Right listed thereon whether such right is owned or licensed and, in the case of licensed rights, lists the relevant license agreement. With respect to registered trademarks, Schedule 4.01(aa) hereto specifies all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 4.01(aa) hereto, the Company or a Subsidiary owns, free and clear of all liens, security interests or encumbrances whatsoever, all Intellectual Property Rights listed on
Schedule 4.01(aa) hereto as owned by the Company or any Subsidiary and, to the best knowledge of Holdings, the Company and the Principal Managers, has the right to use, without payment to any other party, all other Intellectual Property Rights required to be listed on Schedule 4.01(aa) hereto, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as disclosed on Schedule 4.01(aa) hereto, no claims are pending or, to the best knowledge of Holdings, the Company and the Principal Managers, threatened by any person against the Company or any Subsidiary with respect to the ownership, validity, enforceability or use of any Intellectual Property Rights or, to the best knowledge of Holdings, the Company and the Principal Managers, otherwise challenging or questioning the validity or effectiveness of any of such rights.

          (bb) INSURANCE. The Company and the Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as are in the Company's reasonable judgment reasonable for the business and assets of the Company and the Subsidiaries and will continue such insurance in effect after the Closing. The insurance policies currently maintained with respect to the Company and the Subsidiaries and their respective assets and properties are listed on Schedule 4.01(bb) hereto. All such policies are in full force and effect, all premiums due and payable thereon have been paid and no written or oral (with respect to the regional directors and executive officers of the Company and its Subsidiaries) notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

          (cc)  ABSENCE OF CHANGES OR EVENTS.  Except as disclosed on
Schedule 4.01(cc) hereto, since September 30, 1995, there has not been any material adverse change in the business, assets, condition (financial or otherwise), prospects or results of operations of the Company and Subsidiaries. Except as disclosed on Schedule 4.01(cc) hereto, since September 30, 1995, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course and in substantially the same manner as previously conducted and (ii) neither the Company nor any Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 5.01(b) hereof.

          (dd)  EMPLOYEE AND LABOR RELATIONS.  Except as set forth on
Schedule 4.01(dd) hereto, (i) there is no labor strike or work stoppage or lockout actually pending or, to the best knowledge of Holdings, the Company and the Principal Managers, threatened against or materially affecting the Company or any Subsidiary; during the past three years there has not been any such action actually pending against the Company or any Subsidiary; and, to the best knowledge of Holdings, the Company and the Principal Managers, since September 30, 1995, there has not been any such action threatened against or materially affecting the Company or any Subsidiary; (ii) to the best knowledge of Holdings, the Company and the Principal Managers, none of the employees of the Company and its Subsidiaries are represented by a union or subject to a collective bargaining agreement and no union organizational campaign is in progress with respect to the employees of the Company or any Subsidiary and no question concerning representation exists respecting such employees; (iii) except for such circumstances that would not constitute a Material Adverse Effect, the Company and the Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices terms and conditions of employment and wages and hours and, to the best knowledge of Holdings, the Company and the Principal Managers, are not engaged in any unfair labor practice; (iv) there is no unfair labor practices charge or complaint against the Company or any Subsidiary pending or, to the best knowledge of Holdings, the Company and the Principal Managers, threatened before the National Labor Relations Board;
(v) there is not pending or, to the best knowledge of Holdings, the Company and the Principal Managers, threatened written grievance that, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect; (vi) (A) no charges with respect to or relating to the Company or any Subsidiary are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices that, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect and (B) neither the Company nor any Subsidiary has received written notice of the intent of any Federal, state or local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect or relating to the Company or any Subsidiary and, to the best knowledge of Holdings, the Company and the Principal Managers, no such investigation is pending or threatened and (vii) except for the employment agreements of Messrs. Vituli and Accordino, none of such employees are subject to any employment agreements or arrangements of any kind. Except as disclosed on Schedule 4.01(dd) hereto, there are no agreements or arrangements between Holdings, the Company or any Subsidiary and an individual consultant, former consultant, employee or former employee involving the obligation to make a payment to any such individual of more than $25,000 over the remaining life of such agreement or arrangement.

          (ee) INVENTORY. The inventories of the Company and the Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and saleable at customary gross margins and with customary markdowns consistent with past practice in the ordinary course of business. The inventories of the Company and the Subsidiaries are reflected on the Balance Sheet and in their respective books and records in accordance with generally accepted accounting principles applied on a basis consistent with past practice. Except as set forth on Schedule 4.01(ee) hereto, since September 30, 1995, there has not been any write-down of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves in the ordinary course of business and consistent with past practice. The present quality and quantities of all inventory of the Company are, and the qualities and quantities of all inventory outstanding at the Closing will be, reasonable in accordance with the current specifications of Burger King Corporation. At Closing, the inventory at each Restaurant shall be sufficient for the ordinary course of operation of such Restaurant, and in no event will there be excess inventory in a material amount in relation to normal usage.

          (ff) LICENSES; PERMITS. All licenses, permits and authorizations issued or granted by Federal, state, local or foreign government authorities or agencies which are necessary or desirable for the conduct of the Company's and the Subsidiaries' business are validly held by the Company or a Subsidiary, except for such licenses, permits and authorizations the failure of which to hold would not have a Material Adverse Effect. The Company or such Subsidiary has complied in all material respects with all requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby; except where any noncompliance, suspension, modification or revocation would not have a Material Adverse Effect.

          (gg)  LITIGATION.   (i) Except as set forth on Schedule
4.01(gg)(i) hereto, there is no legal proceeding, claim, or action of any nature pending or, to the best knowledge of Holdings, the Company and the Selling Shareholders, threatened, or, to the best knowledge of Holdings, the Company and the Selling Shareholders, any basis of any such proceeding, claim or action, which questions or challenges the validity of this Agreement with respect to the Selling Shareholders or any action taken or to be taken by any Selling Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby.

               (ii) Except as set forth on Schedule 4.01(gg)(ii) hereto, there is no legal proceeding, claim, or action of any nature pending or, to the best knowledge of Holdings, the Company and the Principal Managers, threatened, or, to the best knowledge of Holdings, the Company and the Principal Managers, any basis of any such proceeding, claim or action, which could have a Material Adverse Effect or which questions or challenges the validity of this Agreement with respect to Holdings and the Company or any action taken or to be taken by Holdings, the Company or any Subsidiary pursuant to this Agreement or in connection with the transactions contemplated hereby. With respect to the Restaurants, none of Holdings, the Company or any Subsidiary is charged with or, to the best knowledge of Holdings, the Company and the Principal Managers, threatened with a charge or violation of and, to the best knowledge of Holdings, the Company and the Principal Managers, is not under investigation with respect to any possible violation of, any provision of any Federal, state or local law or administrative ruling or regulation or executive order relating to the Restaurants, which violation could have a Material Adverse Effect and, to the best knowledge of Holdings, the Company and the Principal Managers, there is no material basis for any such charge or investigation.

          (hh) COMPLIANCE WITH LAW. The operations of the Company and its Subsidiaries are in compliance with all applicable laws, regulations, permits, authorizations and other governmental orders including, without limitation, applicable safety (including OSHA), environmental (including wetlands), antipollution, building, zoning or health laws, ordinances and regulations, except where the failure to so comply would not be expected to have a Material Adverse Effect.

          (ii) CONTRACTS. Except as set forth on Schedule 4.01 (ii) hereto, none of Holdings, the Company or any of the Subsidiaries is a party to any contract, commitment, arrangement or understanding involving payments to or from Holdings, the Company and/or any of the Subsidiaries which exceed $75,000 over the remaining life of such contract and which are not cancelable without penalty or premium by Holdings, the Company and/or any of the Subsidiaries on 60 days notice or less. All of the contracts, commitments, arrangements and understandings listed on Schedule
4.01 (ii) hereto (collectively, the "Contracts") are in full force and effect with no material defaults by any party thereto and there are no oral or collateral agreements modifying any of the Contracts. Except as set forth on Schedule 4.01(ii) hereto, all of the Contracts are arms-length transactions between unrelated parties entered into in the ordinary course of business.

          (jj)  EMPLOYEE BENEFIT PLANS; ERISA.

               (i) Schedule 4.01(jj) hereto contains an accurate and complete description of, and sets forth the annual expense based on the accrual method for the fiscal years ended December 31, 1993, 1994 and 1995 under, each employment, consulting, bonus, deferred compensation, incentive compensation, severance or termination pay, disability hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement or arrangement, and each other employee benefit plan or arrangement, whether formal or informal, written or oral, tax-qualified under the Code or non-qualified, whether covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or not, maintained or contributed to by Holdings and/or the Company covering its employees, former employees, retirees or sales personnel (collectively, "Plans"). In addition, Schedule 4.01(jj) hereto contains an accurate and complete description of any amounts payable, or which will become payable, under any former pension, profit sharing, 401(k) or retirement plan, agreement or arrangement, to any participant, beneficiary or any other third party. Any Plan maintained by Holdings and/or the Company that has subsequently been terminated, was terminated in compliance with the requirements of the Code and ERISA and the liabilities under such plan were fully satisfied. Neither Holdings nor the Company has any formal plan or commitment, whether covered by ERISA or not, to create any additional plan, agreement or arrangement or to modify or change any existing Plan that would affect any of its employees, former employees, retirees or sales personnel. The Company has heretofore delivered to Buyer true and complete copies of the Plans, the trusts and other contracts (including any amendments to any of the foregoing) relating to the Plans and all other relevant documents governing or relating to the Plans in effect on the date hereof (including without limitation, the latest summary plan description, the latest annual report (and all attachments) filed with the Internal Revenue Service ("IRS") with respect to each of the Plans, and the latest favorable determination letter issued by the IRS for each of the Plans as applicable).

               (ii) Except as set forth on Schedule 4.01(jj) hereto, the Company does not maintain, nor has it maintained since 1987, any "employee pension benefit plan", as such term is defined in Section 3(2) of the ERISA, and the rules and regulations promulgated thereunder, covering its employees, former employees or retirees, including but not limited to, any non-qualified retirement or deferred compensation plan. The Company does not maintain, nor has it maintained or contributed to, a "multiemployer plan", as that term is defined in Section 3(37) of ERISA, since 1991. The Company is not currently responsible for any "withdrawal liability" as that term is defined in Section 4201 of ERISA with respect to any multi-employer plan. None of Holdings, the Company, any of the Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction involving any of the Plans in connection with which Holdings, the Company, any Subsidiary or any of the Plans, any such trust, or any trustee or administrator thereof, or any other party dealing with the Plans or any such trust, could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code.

               (iii) Full payment has been made of all amounts which the Company is required to pay under the terms of the Plans as a contribution to such Plans as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement.

               (iv) Each of the Plans is and has been operated and administered in all material respects in accordance with applicable laws, including but not limited to, ERISA and the Code. Except as set forth on
Schedule 4.01(jj) hereto, each Plan subject to Section 401(a) of the Code has received a favorable determination from the IRS that the Plan satisfies the requirements of Section 401(a) of the Code for the Plan to be tax-qualified, and no facts exist which could reasonably be expected to adversely affect the tax-qualified status of any such Plan.

               (v) There are no pending, or to the best knowledge of Holdings, the Company and the Principal Managers, threatened or anticipated claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by or on behalf of the Plans by any employee or beneficiary covered under the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof in that capacity. The assets of the Company and its Subsidiaries are not, and will not, either as a result of any circumstances existing prior to the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement, be subject to any claims under any Plan maintained by Holdings, the Company or any Subsidiary or in which employees, former employees or retirees of Holdings, the Company or any Subsidiary participate.

               (vi) Except as set forth in Schedule 4.01(jj) hereto, each Plan that is an employee welfare benefit plan providing health benefits to retirees may be terminated at any time after the Closing Date without liability to the Company or its Subsidiaries other than liabilities relating to claims incurred prior to the effective date of the termination of such Plan.

               (vii) Neither Holdings nor the Company has engaged in any transaction, failed to make any required contribution, committed any act or omission or otherwise incurred any liability for any excise tax under Sections 4971 through 4980B of the Code, inclusive.

          (kk)  ENVIRONMENTAL PROTECTION.

               (i) For purposes of this Section 4.01(kk), the following definitions shall apply:

                    (A) "Environmental Laws" shall mean all federal, state, local and foreign laws imposing liability or establishing standards of conduct for the protection of the environment and human health.

                    (B) "Environmental Claim" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority having jurisdiction, or any third party, involving violations of Environmental Laws or Releases of Hazardous Materials.

                   (C) "Environmental Liabilities" shall mean any monetary obligations, losses, damages, liabilities (including strict liability), punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, or Release or threatened Release of Hazardous Materials from or onto (I) any property presently or formerly owned by the Company or a predecessor in interest, or (II) any facility which received Hazardous Materials generated by the Company or a predecessor in interest.

                   (D) "Hazardous Materials" shall mean (A) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (B) petroleum and its refined products; (C) polychlorinated biphenyls; (D) any substance exhibiting a hazardous waste characteristic (as defined under Environmental Laws), including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (E) asbestos-containing materials.

                    (E) "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

               (ii) The Company has obtained all permits, licenses or authorizations required by Environmental Laws, except where the failure to obtain any such permit, license or authorization would not constitute a Material Adverse Effect, and all such permits, licenses or authorizations are in full force and effect, except for such permits, licenses or authorizations which, if not in full force and effect, would not constitute a Material Adverse Effect.

               (iii) To the best knowledge of Holdings, the Company and the Principal Managers, the operations of the Company are in full compliance with all Environmental Laws, except where such non-compliance would not constitute a Material Adverse Effect.

               (iv) To the best knowledge of Holdings, the Company and the Principal Managers, there has been no Release at any of the properties owned or operated by the Company or any of its Subsidiaries or any predecessor in interest thereto, at any disposal or treatment facility which received Hazardous Materials generated by the Company or any of its Subsidiaries or any predecessor in interest thereto which is reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect.

               (v) (A) Over the past ten years, none of the Company, any Subsidiary or any predecessor in interest thereto has spent more than $75,000 with respect to any one site or $250,000 in the aggregate for all sites in connection with the remediation or correction of any Environmental Claim. (B) Except as set forth on Schedule 4.01(kk) hereto, there are no material Environmental Claims outstanding.

               (vi) All of the due diligence materials previously delivered to Buyer or its representatives in connection with Buyer's environmental due diligence review of the Company and its Subsidiaries are true and complete in all material respects and constitute all of the relevant due diligence materials in the Company's or its Subsidiaries' possession.

               (vii) Schedule 4.01(kk) hereto sets forth a true and complete list of all real property previously owned and sold by Holdings, the Company or any Subsidiary within the past ten years.

          (ll) FRANCHISE AGREEMENTS. The Company has previously delivered or made available to Buyer true, complete and correct copies of all franchise agreements and other agreements between Burger King Corporation and any of Holdings, the Company and/or any of the Subsidiaries (collectively, the "Franchise Agreements"). Set forth on Schedule 4.01(ll) hereto is a list of all of the Franchise Agreements, including the franchise agreement number, location and date of termination of each Franchise Agreement. Set forth on Schedule 4.01(ll) hereto is also a list of locations where the Company or any Subsidiary has submitted a letter to Burger King Corporation for consideration of such site for a multiple franchise agreement. During the past three years, neither the Company nor any Subsidiary has been denied an application by Burger King Corporation, other than because the proposed location encroached upon the operating
territory of another Burger King franchisee.   The Company and its
Subsidiaries have received no written notice (and none of the regional directors or executive officers of the Company has received any oral notice) of a material violation with respect to the Franchise Agreements and do not know of any event which would give rise to a material violation or default under the Franchise Agreements. All renewal notices, to the extent required by the Franchise Agreements, have been delivered by the Company to Burger King Corporation on a timely basis. All of the Franchise Agreements require the Company to pay to Burger King Corporation a monthly royalty of 3 1/2 % of gross revenues and a monthly advertising contribution of 4% of gross revenues.

          (mm) RESTAURANTS. Set forth on Schedule 4.01(mm)(i) hereto is a list of all Restaurants previously owned and/or operated by the Company during the past three years but subsequently closed. The Company has no present plans to close any additional Restaurants. Schedule 4.01(mm)(ii) hereto sets forth a list of those Restaurants that the Company would consider closing within the next 12 months based upon the economic performance of such Restaurants. Schedule 4.01(mm)(iii) hereto sets forth a list of estimated capital expenditures for the Company that are required to be completed by December 31, 1997 in order to meet the criteria for renewal of any Franchise Agreements which expire on or before December 31, 1997 and such capital expenditures are sufficient for the on-going operational needs of the Restaurants. Each Restaurant, together with its related assets and Leased Property or Real Property, constitutes a fully operable "turn-key" Burger King restaurant sufficient to permit the Company or a Subsidiary to operate the business at such Restaurant as presently being conducted therein.

          (nn) DISCLOSURE. No representation or warranty expressly made by the Selling Shareholders or the Principal Managers contained in this Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of Holdings, the Company, any Subsidiary or any of the Selling Shareholders or Principal Managers to Buyer or any of its representatives pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

     4.02 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Selling Shareholders as follows:

          (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and the Related Documents, to the extent a party thereto, and to carry out the transactions contemplated hereby and thereby. Prior to the date hereof, Buyer has conducted no business other than in connection with the negotiation and execution of this Agreement and the Related Documents to which it is a party.

          (b) AUTHORIZATION. The Board of Directors of Buyer have duly authorized the execution and delivery of this Agreement and the Related Documents, to the extent a party thereto, and the consummation by Buyer of the transactions contemplated hereby and thereby. No other corporate or other proceedings on the part of Buyer are necessary to authorize this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby.

          (c) VALID AND BINDING AGREEMENT. This Agreement and each of the Related Documents, to the extent a party thereto, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d) NO VIOLATION. Neither the execution and delivery of this Agreement or any of the Related Documents, to the extent a party thereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) will violate or conflict with any statute, law, ordinance, rule, regulation, order, judgment or decree affecting Buyer, or (b) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon Buyer or any of its assets under, any term or provision of (i) the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of Buyer or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer may be bound or affected, or to which Buyer or its respective assets are subject, or (c) will cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of Buyer to be accelerated, or will increase any such liability or obligation, excluding from the foregoing (other than clause (b)(i) above) those violations, conflicts, defaults, rights or terminations which would not, individually or in the aggregate, be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Buyer. Except as required under the HSR Act, no consent, approval, authorization or action by any governmental agency is required in connection with the execution and delivery by Buyer of this Agreement or any of the Related Documents or the consummation by Buyer of the transactions contemplated hereby or thereby.

          (e) FINANCING. Buyer has, or will have on or prior to the Closing Date, sufficient sources of financing to enable it to purchase the Securities and pay the Purchase Price to the Selling Shareholders.

          (f) INVESTMENT. The Securities are being acquired by Buyer for its own account solely for the purpose of investment without a view to any resale or distribution thereof in violation of federal securities laws and with no present intention of distributing or reselling any part thereof.

     4.03 REPRESENTATIONS AND WARRANTIES OF BIB. BIB hereby represents and warrants to the Selling Shareholders as follows:

          (a) ORGANIZATION. BIB is a corporation duly organized, validly existing and in good standing under the laws of Bahrain and has the corporate power and authority to enter into this Agreement and the Escrow Agreement and to carry out the transactions contemplated hereby and thereby.

          (b) AUTHORIZATION. The Board of Directors of BIB have duly authorized the execution and delivery of this Agreement and the Escrow Agreement and the consummation by BIB of the transactions contemplated hereby and thereby. No other corporate or other proceedings on the part of BIB are necessary to authorize this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby.

          (c) VALID AND BINDING AGREEMENT. This Agreement and the Escrow Agreement, to the extent such agreements are valid and binding under United States Federal or state laws and regulations or other applicable laws, constitute valid and binding agreements of BIB, enforceable against BIB in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d) NO VIOLATION. Neither the execution and delivery of this Agreement or the Escrow Agreement, nor the consummation by BIB of the transactions contemplated hereby or thereby (a) will violate or conflict with any statute, law, ordinance, rule, regulation, order, judgment or decree affecting BIB, or (b) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon BIB or any of its assets under, any term or provision of (i) the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of BIB or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which BIB is a party or by which BIB may be bound or affected, or to which BIB or its assets are subject, or (c) will cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of BIB to be accelerated, or will increase any such liability or obligation, excluding from the foregoing (other than clause
(b)(i) above) those violations, conflicts, defaults, rights or terminations which would not, individually or in the aggregate, be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of BIB. Except as set forth on Schedule 4.03(d) hereto, no consent, approval, authorization or action by any governmental agency is required in connection with the execution and delivery by BIB of this Agreement or the Escrow Agreement or the consummation by BIB of the transactions contemplated hereby or thereby.


V.   COVENANTS OF HOLDINGS, THE COMPANY AND THE SELLING SHAREHOLDERS

     5.01 COVENANTS OF HOLDINGS, THE COMPANY AND THE SELLING SHAREHOLDERS. Holdings, the Company and the Selling Shareholders hereby covenant and agree with Buyer as follows:

          (a) ACCESS. Prior to the Closing, Holdings and the Company will, and will cause each Subsidiary to, upon reasonable notice, give Buyer and its representatives, employees, counsel and accountants reasonable access to the personnel (including directors, officers, employees and independent accountants), properties, Restaurants, books and records of Holdings, the Company and each Subsidiary.

          (b) ORDINARY CONDUCT. Except as expressly permitted by the terms of this Agreement or as set forth on Schedule 5.01(b) hereof, from the date hereof until the Closing, each of Holdings and the Company will conduct its business, and will cause the business of the Subsidiaries to be conducted, in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts consistent with past practice to preserve existing relationships with customers and suppliers and with others that the Company or any Subsidiary has a material business relationship. In addition, except as expressly permitted by the terms of this Agreement or as set forth on Schedule 5.01(b) hereto, Holdings and the Company will not, and will not permit any Subsidiary to, do any of the following prior to the Closing without the prior written consent of Buyer:

               (i) amend its Certificate of Incorporation or By-laws or other comparable governing instruments;

               (ii) declare or pay any dividend or make any other distribution to its stockholders, whether or not upon or in respect or any shares of its capital stock; PROVIDED, HOWEVER, that dividends may continue to be paid, and distributions may continue to be made, by the Subsidiaries to the Company and by the Company to Holdings to the extent permitted by the terms of (A) the Company's Third Amended and Restated Loan and Security Agreement with Heller Financial, Inc., as amended, and
(B) the 11 1/2 % Senior Note Indenture among Holdings, the Company and Marine Midland Bank, N.A., as Trustee for regularly scheduled dividend payments, or the payment of dividends in arrears, to the holders of Preferred Stock;

               (iii) grant to any officer or employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements;

               (iv) cancel any material indebtedness (individually or in the aggregate), waive any claims or rights of substantial value or amend any material term of any of its outstanding securities;

               (v) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

               (vi) other than pursuant to agreements in effect on the date hereof and set forth on Schedule 5.01(b) hereto, acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory and as disclosed in Schedule 1.04(a)(iii) hereto), except in the ordinary course of business consistent with past practice;

               (vii) other than pursuant to agreements in effect on the date hereof sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice;

               (viii) amend, modify, terminate, extend, renew or restate any Lease, Franchise Agreement or any other material Contract, other than in the ordinary course of business consistent with past practice;

               (ix) (A) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any Plan, whether past or present; or (B) commit itself in relation to the Restaurants, the employees at the Restaurants or the Real Property, to any new or renewed Plan with or for the benefit of any person, or to amend any of such Plans or any of such agreements in existence on the date hereof;

               (x) permit any of its insurance policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage, in form, substance and amount equal to or greater than the coverage under those canceled, terminated or lapsed for substantially similar premiums;

               (xi) operate the Restaurants in such a manner or otherwise engage in any practices which would materially adversely affect sales at the Restaurants; or

               (xii) agree, whether in writing or otherwise, to do any of the foregoing.

          Except as specifically permitted hereby, Holdings, the Company and the Selling Shareholders shall not, and shall not permit any Subsidiary to, take any action prior to the Closing that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Selling Shareholders set forth in this Agreement becoming untrue, or (B) any of the conditions of the purchase and sale of the Securities set forth in Article III hereof not being satisfied.

          (c)  OTHER TRANSACTIONS.   Each of Holdings, the Company and the
Selling Shareholders agrees that prior to the Closing, it will not, and will cause its directors, officers, representatives and agents not to, directly or indirectly, take any action to solicit, encourage, initiate or facilitate (including by way of making available or furnishing information) any inquiries, proposals or offers with respect to any merger or consolidation involving the Company, the acquisition of any shares of Common Stock or warrants to purchase Common Stock or the acquisition of all or substantially all the assets of Holdings or the Company by any person other than Buyer or its permitted assignees. The Company agrees to notify (and to provide all material details) promptly if Holdings, the Company or any Selling Shareholder shall be approached, directly or indirectly, by any person with respect to any such inquiries, proposals or offers, or if Holdings, the Company or any Selling Shareholder shall otherwise notice that any other person shall have made any such inquiries, proposals or offers.

          (d) FINANCIAL STATEMENTS. Promptly after their preparation, the Company will furnish or make available to Buyer copies of (i) such monthly financial statements relating to each Restaurant as have historically been prepared by the Company, (ii) any monthly and quarterly unaudited interim consolidated financial statements of the Company and its Subsidiaries as of the end of each quarter or month between the date hereof and the Closing Date and (iii) the final draft audited annual consolidated financial statements as of December 31, 1995.

          (e) NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer of:

               (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.01(gg) or that relate to the consummation of the transactions contemplated by this Agreement;

               (iv) the occurrence, or failure to occur, of any condition, event or development that (A) causes any representation or warranty of the Selling Shareholders contained in this Agreement and qualified as to materiality to be untrue or inaccurate, or causes any representation or warranty contained in this Agreement and not so qualified to be untrue or inaccurate in any material respect, at any time from the date hereof to the Closing Date or (B) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

               (v) any failure on the part of Holdings, the Company or any Selling Shareholder to comply with or perform in any material respect any agreement or covenant to be complied with or performed by it hereunder; PROVIDED that the delivery of any notice pursuant to this
Section 5.01(e) shall not limit or otherwise affect the remedies available hereunder to Buyer.

          (f) MAINTENANCE. The Company shall maintain the Leased Property, the Real Property and the Restaurants in a manner sufficient to permit the Company or a Subsidiary to operate the business at such Restaurant as presently being conducted therein.

          (g)  REAL PROPERTY TRANSFER TAXES

               (i) Each of Buyer and the Selling Shareholders Representative agrees to comply timely with the requirements of Article 31 and Article 31-B of the New York Tax Law and all regulations of the New York Department of Taxation and Finance ("State Tax Commission") applicable thereto (referred to herein individually as the "New York Transfer Tax" and the "Gains Tax", respectively) in good faith and in such manner as to avoid any postponement of the Closing.

               (ii) Buyer agrees to execute and deliver to the Selling Shareholders Representative, within ten (10) business days after the date of this Agreement, a duly executed Transferee Questionnaire showing the full consideration to be paid to the Selling Shareholders by Buyer, provided that Buyer and Selling Shareholders Representative reach agreement as to the allocation of consideration among the Company's assets. The Selling Shareholders Representative agrees to execute and deliver to Buyer within ten (10) business days after execution of this Agreement a duly executed Transferor Questionnaire showing the full consideration to be paid to the Selling Shareholders and a computation of the anticipated tax due.

               (iii) At the time of the Closing or as soon as practicable thereafter, the Company shall deliver to the State Tax Commission or its agent a certified check payable to the order of the State Tax Commission in an amount representing the full tax payment due from the Company as set forth in the official Tentative Assessment and Return thereof duly executed by the Selling Shareholders Representative, or an official Statement of No Tax Due applicable to the sale of the Securities by the Selling Shareholders to Buyer. In addition, Buyer and the Selling Shareholders Representative shall execute and deliver a New York Real Property Transfer Tax Return (Form TP584) and the Company shall promptly deliver to the State Tax Commission or its agent a certified check payable to the order of the State Tax Commission in an amount representing the full tax payment due from the Company for the New York Transfer Tax as set forth in such return.

               (iv) The Company agrees to comply timely with the requirements, if any, of any other transfer tax or gains tax, or similar taxes imposed by any other states in which the Company or any Subsidiary does business as a result of the transfer of the Securities by the Selling Shareholders to Buyer, and the Company shall deliver at the Closing to Buyer any returns or other instruments required thereunder together with check(s) made payable to the appropriate taxing authorities representing full payment of any such taxes (collectively, "State Transfer Taxes").

          (h)  ESTOPPEL CERTIFICATES.

               (i) By no later than five (5) business days following the date hereof, the Company shall send out for execution estoppel certificates, in the form of Exhibit H hereto, to each of its and/or its Subsidiaries' lessors or sublessors, as the case may be.

               (ii) The Company agrees to use reasonable commercial efforts, without incurring any additional expense to any lessor or sublessor unless such expenditure is required by the terms of a particular lease, to obtain the maximum number of executed estoppel certificates prior to the Closing Date.

               (iii) The Company agrees to promptly deliver to Buyer copies of executed estoppel certificates as they are received by the Company prior to and on the Closing Date.

          (i) LEASE MEMORANDUM. The Company shall use reasonable commercial efforts to obtain and deliver to Buyer for recordation Closing lease memoranda for all of the Leases where no memoranda is currently recorded. In addition, the Company shall use reasonable commercial efforts to cooperate fully with Buyer on all other title and lease related matters.


     5.02 COVENANTS OF BUYER. (a) Buyer hereby covenants and agrees that for a period of two (2) years following the Closing Date, it will not, except with the written consent of the Selling Shareholders Representative
(i) sell a material portion of the assets of the Company to, (ii) sell a controlling interest in the common stock of Holdings or the Company to,
(iii) merge or consolidate Holdings or the Company with and into or (iv) enter into any management agreement with, in the case of (i) through (iv) above, Sydran Food Services II, L.P. or any successor thereto or (v) except in the normal course of business, generally take or permit to be taken any action the effect of which would be to reduce significantly the home office operations of the Company in Syracuse, New York or the personnel employed there.

          (b) For as long as either Mr. Vituli or Mr. Accordino remains employed by the Company or any of its affiliates and for a period of twelve (12) months thereafter, Buyer agrees that it will not permit either Holdings or the Company to amend Article Ninth of their respective Certificates of Incorporation without the consent of the Selling
Shareholders Representative.

          (c) Buyer shall promptly notify the Selling Shareholders Representative of:

               (i) any notice of other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting Buyer or BIB that relate to the consummation of the transactions contemplated by this Agreement;

               (iv) the occurrence, or failure to occur, of any condition, event or development that (A) causes any representation or warranty of Buyer or BIB contained in this Agreement and qualified as to materiality to be untrue or inaccurate, or causes any representation or warranty contained in this Agreement and not so qualified to be untrue or inaccurate in any material respect, at any time from the date hereof to the Closing Date or (B) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

               (v) any failure on the part of Buyer or BIB to comply with or perform in any material respect any agreement or covenant to be complied with or performed by it hereunder; PROVIDED that the delivery of any notice pursuant to this Section 5.02(b) shall not limit or otherwise affect the remedies available hereunder to the Selling Shareholders.

          (d) Neither Buyer nor BIB shall take any action prior to the Closing that would, or that would reasonably be expected to, result in (A) any of the representations or warranties of Buyer or BIB set forth in this Agreement becoming untrue, or (B) any of the conditions of the purchase and sale of the Securities set forth in Article III hereof not being satisfied.

     5.03 MUTUAL COVENANTS. Each of the parties hereto hereby covenants and agrees as follows:

          (a) HSR COMPLIANCE. Holdings and Buyer agree, promptly after the execution and delivery of this Agreement, to file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the transactions contemplated hereby. Holdings and Buyer shall cooperate with each other in connection with such filing and furnish each other with copies of such filings and any correspondence received from any governmental agency in connection therewith.

          (b) PUBLICITY. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent or the other parties, except as such release or announcement be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          (c) REASONABLE COMMERCIAL EFFORTS. Subject to the terms and conditions of this Agreement, each party will use reasonable commercial efforts to cause the conditions set forth in Article III of this Agreement to be satisfied and the Closing to occur. The foregoing notwithstanding, Holdings, the Company and the Principal Managers agree to use their respective best efforts to obtain the consent referred to in Section 3.01(d) hereof (it being understood that such best efforts shall not include any unusual or unreasonable material expenditures on the part of Holdings, the Company or the Principal Managers to obtain such consent).


VI.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     6.01 SURVIVAL OF REPRESENTATIONS. None of the representations and warranties made by any party in this Agreement shall survive the Closing, except for (i) the representations and warranties of the Selling Shareholders and the Principal Managers set forth in subsections (a) through (f) of Section 4.01 hereof, the representations and warranties of Buyer set forth in Section 4.02 hereof and the representations and warranties of BIB set forth in Section 4.03 hereof, which shall survive any investigation at any time made by or on behalf of any party for the applicable statute of limitations period and (ii) the representations and warranties of the Principal Managers set forth in Section 4.01(h)(i) hereof, which shall survive any investigation at any time made by or on behalf of Buyer for a period of 18 months following the Closing Date.

     6.02 AGREEMENT OF SELLING SHAREHOLDERS TO INDEMNIFY. The Selling Shareholders shall, severally but not jointly, indemnify Buyer and each of its officers, directors, employees, representatives, agents, shareholders, partners and affiliates (and their respective officers, directors, employees, representatives, agents, shareholders, partners and affiliates) and hold each of them harmless from and against any reasonably incurred loss, liability, claim, cost, damage or expense (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, or any claim whatsoever) (collectively, "Losses") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of such Selling Shareholder contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto or (ii) any breach of any covenant or agreement of such Selling Shareholder contained in this Agreement. Payments in respect of the indemnification provided in this
Section 6.02 shall be made promptly (and currently) as Losses shall be incurred.

     6.03 AGREEMENT OF PRINCIPAL MANAGERS TO INDEMNIFY. (a) The Principal Managers shall, jointly and severally, indemnify Buyer and each of its officers, directors, employees, representatives, agents, shareholders, partners and affiliates (and their respective officers, directors, employees, representatives, agents, shareholders, partners and affiliates) and hold each of them harmless from and against any reasonably incurred Losses suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of the Principal Managers contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto (including, without limitation, any breaches that were discovered prior to Closing) or (ii) any breach of any covenant or agreement of Holdings, the Company or any Principal Manager contained in this Agreement; PROVIDED, HOWEVER, that the Principal Managers shall not have any liability under this Section 6.03 (with respect to any breach of the representations and warranties contained in Section 4.01(h)(i) hereof) unless and until the aggregate of all Losses for which the Principal Managers would be liable (together with all Losses (as defined in the Deferred Securities Purchase Agreements) for which any of the Principal Managers would be liable under the Deferred Securities Purchase Agreement) exceeds $500,000, (I) plus an amount equal to the amount by which the Target Net Liability Amount exceeds the Actual Net Liability Amount, or minus an amount equal to the amount by which the Actual Net Liability Amount exceeds the Target Net Liability Amount (up to a maximum of $500,000), as the case may be, and
(II) minus the amount of any downward adjustment in the Purchase Price that resulted from the computation set forth in Section 1.04(e) hereof but with respect to which no amount was paid by the Selling Shareholders to Buyer (collectively, the "Adjusted Basket Amount"), on a cumulative basis, and then only to the extent of such excess; PROVIDED, FURTHER, HOWEVER, that the amount for which the Principal Managers shall be liable to Buyer pursuant to this Section 6.03 (with respect to any breach of the representations and warranties contained in Section 4.01(h)(i) hereof) shall not exceed on a cumulative basis (together with all Losses (as defined in the Deferred Securities Purchase Agreements) for which any of the Principal Managers would be liable under the Deferred Securities Purchase Agreement) the sum of the amounts set forth opposite the respective names of the Principal Managers on Schedule II hereto.
Payments in respect of the indemnification provided in this Section 6.03 shall be made promptly (and currently) as Losses shall be incurred.

          (b) The foregoing notwithstanding, the maximum amount for which any Selling Shareholder (other than the Principal Managers) may be liable pursuant to Section 6.02 hereof shall be equal to that portion of the Purchase Price allocated to such Selling Shareholder pursuant to Schedule I or, to the extent applicable, Schedule III hereto. The maximum amount for which any Selling Shareholder who is a Principal Manager may be liable pursuant to Section 6.03 hereof shall be equal to the amount set forth opposite his respective name on Schedule II hereto.

     6.04 AGREEMENT OF BUYER TO INDEMNIFY. Buyer shall indemnify the Selling Shareholders and their respective representatives, agents, employees, partners and affiliates and hold each of them harmless from and against any Loss suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any schedule, certificate, instrument or other documents delivered hereto or (ii) any breach of any covenants or agreement of Buyer contained in this Agreement or in any schedule, certificate, instrument or other documents delivered hereto. Payments in respect of the indemnification provided in this Section 6.04 shall be made promptly (and currently) as Losses shall be incurred.

     6.05 CONDITIONS OF INDEMNIFICATION. Each party indemnified pursuant to Sections 6.02, 6.03 or 6.04 hereof (an "indemnified party") agrees to give prompt notice to the party required to indemnify such indemnified party (an "indemnifying party") of the assertion of any claim, or the commencement of any suit, action or proceeding, whether brought against such indemnified party or brought by such indemnified party against the indemnifying party (each a "Claim"), in respect of which indemnity may be sought by such indemnified party under Section 6.02, 6.03 or 6.04 hereof or in respect of which such indemnified party may seek any other remedy against the indemnifying party under this Agreement; PROVIDED, HOWEVER, that the omission so to promptly notify the indemnifying party with respect to a Claim brought against such indemnified party will not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 6.02, 6.03 or 6.04 hereof unless such failure materially prejudices the indemnifying party with respect to the defense of such Claim. If any indemnified party shall seek indemnity under Section 6.02, 6.03 or 6.04 hereof, the indemnifying party, in the case of a Claim brought against such indemnified party, shall be entitled to participate therein and, to the extent that it wishes, to assume and direct the defense and settlement thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to an indemnified party of its election to assume and direct the defense and settlement of a Claim brought against such indemnified party, the indemnifying party shall not be liable to such indemnified party (or any of its affiliates) under Section 6.02, 6.03 or
6.04 hereof for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation undertaken at the request of the indemnifying party; except that such indemnified party shall have the right to employ counsel to represent such party if, in the reasonable judgment of such party, it is advisable for such party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by such indemnified party. Notwithstanding the foregoing provisions of this Section 6.05, the indemnifying party shall not, without the prior written consent of an indemnified party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is, or with reasonable foreseeability, could have been a party and indemnity could have been sought hereunder by such indemnified party for a Claim brought against such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding (PROVIDED that, whether or not such a release is required to be obtained, the indemnifying party shall remain liable to such indemnified party in accordance with Section 6.02, 6.03 or 6.04 hereof, as applicable, in the event that a Claim is subsequently brought against such indemnified party).

     6.06 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

     6.07 TAX BENEFITS; INSURANCE. In calculating the amount of any Losses for which an indemnified party is entitled to indemnification under this Article VI, any Tax Benefit (as hereinafter defined) received by such indemnified party shall be applied against the amount of the Loss to reduce the amount payable by the indemnifying party. "Tax Benefit" shall mean any tax savings to the indemnified party (computed at the combined Federal, state and local tax rate applied to the indemnified party in the immediately preceding taxable year) resulting from any net increase in deductions, losses or credits or any net decrease in income, gains or recapture of credits attributable to inclusion of the claims or related indemnification payment, as the case may be, in any tax return of the indemnified party plus any interest attributable to such inclusion. In addition, in calculating the amount of any Losses for which an indemnified party is entitled to indemnification under this Article VI, the amount of any insurance proceeds received by the indemnified party relating to or in connection with such Loss shall reduce the amount of any claim.


VII. TERMINATION; AMENDMENT AND WAIVER

     7.01 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

          (a)  By mutual written agreement of the parties hereto; or

          (b) By Buyer, on the one hand, or Holdings, the Company and the Selling Shareholders Representative, on the other hand, if the Closing shall not have occurred on or before June 1, 1996; PROVIDED, HOWEVER, that Buyer may, in its sole discretion, extend the Closing Date for up to an additional thirty (30) days (it being understood that in such event, the conditions to closing set forth in Sections 3.01(b) (except with respect to (i) those portion of subsections (b), (c) and (d) of Section 4.01 hereof that relate directly to the Selling Shareholders and (ii) subsections (e) and(gg)(i) of Section 4.01 hereof) and Section 3.01(e) hereof shall be deemed satisfied as of the Closing Date if they were satisfied as of June 1, 1996).

     7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), except (i) based upon obligations set forth in Sections 8.01 and 8.02 hereof and (ii) to the extent that failure to satisfy the conditions of Article III hereof results from the negligent, intentional or willful breach, violation or non-compliance by any party hereto of any covenant, agreement, obligation, representation or warranty contained in this Agreement or any other agreement referred to herein.

     7.03 AMENDMENT, EXTENSION AND WAIVER. The parties may amend this Agreement at any time by an instrument in writing signed by Buyer, Holdings, the Company and the Selling Shareholders Representative. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed on behalf of such party (or in the case of the Selling Shareholders, by the Selling Shareholders Representative).




VIII.  MISCELLANEOUS

     8.01 NO FINDERS. Each of the parties hereto represents and warrants to the other that there are no claims for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement. Buyer, on the one hand, and Holdings, the Company and the Selling Shareholders, on the other hand, will pay or discharge, and will indemnify and hold the others harmless from and against any and all claims or liabilities for brokerage commissions or finder's fees incurred by reason of a breach of this representation.

     8.02 EXPENSES; TAXES. Buyer and the Selling Shareholders will each pay the fees and expenses incurred by it in connection with this Agreement; PROVIDED, HOWEVER, that (i) Buyer and the Company agree that they will each pay one-half (1/2) of any filing fee charged in connection with any filing under the HSR Act (ii) the Company shall pay the reasonable fees and expenses of the Auditor, Baer Marks & Upham LLP, and other legal counsel to Holdings, the Company and the Selling Shareholders, up to an aggregate maximum amount of $450,000, and (iii) the Selling Shareholders shall contribute, on a pro-rata basis consistent with the percentages set forth opposite their respective names on Schedule I hereto, to the Company and the Company shall pay at Closing the reasonable fees and expenses incurred by Buyer in connection with the negotiation and execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and expenses of Pryor, Cashman, Sherman & Flynn, (ii) Special Counsel, (iii) Arthur Andersen LLP, (iv) Title insurance companies and (v) search firms and Buyer's share of H-S-R Act filings fees, up to an aggregate maximum amount of $1,451,794 (collectively, the "Buyer's Fees and Expenses"); PROVIDED, FURTHER, HOWEVER, that if any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. In the event that either party obtains a judgment in connection with the enforcement or interpretation of this Agreement, such party shall be entitled to recover from the other all costs and expenses incurred in connection with the enforcement of such judgment, including, without limitation, reasonable attorneys' fees, whether incurred prior to or after the entry of the judgment. All sales and transfer taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Company. The foregoing notwithstanding, if the Closing does not occur and either (i) Burger King Corporation has exercised a right of first refusal to purchase the Securities for the Purchase Price or (ii) Holdings, the Company and/or the Principal Managers have failed to comply with the covenant set forth in the last sentence of Section 5.03(c) hereof and such failure was the primary reason why the Closing did not occur, the Company agrees to reimburse Buyer for the Buyer's Fees and Expenses. Such reimbursement obligation shall not in any way limit any other rights or remedies of Buyer under this Agreement, at law or in equity.

     8.03 FURTHER ASSURANCES. From time to time, at the request of any party hereto and without further consideration, the other party or parties will execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby. Without in any way limiting the generality of the foregoing, Holdings, the Company and the Selling Shareholders agree, without incurring any additional significant expense, to cooperate fully with Buyer's efforts to establish a successful borrower/lender relationship with Heller Financial, Inc.

     8.04 PARTIES IN INTEREST. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be assigned by Buyer, other than to a subsidiary or corporate affiliate of Buyer, or assigned by the Selling Shareholders, without the prior written consent of the other party, except that no such consent shall be required for an assignment of Buyer's rights under this Agreement as security for any acquisition financing and except that no such assignment shall relieve Buyer or BIB of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.05 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     8.06 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     8.07 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed (registered or certified mail, postage prepaid, return receipt requested) or via facsimile or overnight courier delivery as follows:

          (a)   If to Holdings, the Company or the Selling Shareholders:

                    c/o Carrols Corporation
                    968 James Street
                    Syracuse, New York 13203
                    ATTENTION:  Mr. Alan Vituli
                                Joseph Zirkman, Esq.

          With a copy to:

                    Baer Marks & Upham LLP
                    805 Third Avenue
                    New York, New York  10022
                    ATTENTION:  Joel M. Handel, Esq.

          (b)  If to Buyer or BIB:

                    c\o Dilmun Investments, Inc.
                    Metro Center
                    One Station Place
                    Stamford, Connecticut  06902
                    ATTENTION:  Mr. Paul Durrant

               With a copy to:

                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, New York  10022
                    ATTENTION:  Selig D. Sacks, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

     8.08 GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

     8.09 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     8.10 CONSENT TO JURISDICTION. Any legal action, suit or proceeding arising out of or relating to this Agreement or the consummation of the transactions contemplated hereby may only be instituted in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party (including BIB) agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding if brought in such courts, would be in an inconvenient forum, that the venue of the action, suit or proceeding, if brought in any of such courts, is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts on jurisdictional grounds. BIB hereby designates and appoints Pryor, Cashman, Sherman & Flynn (the "Authorized Agent") as its agent to accept and acknowledge on its behalf service of any process which may be served in any suit, action or proceeding and agrees that service upon such Authorized Agent shall be deemed in every respect service of process on BIB and, to the extent permitted by applicable law, shall be taken and held to be valid and personal service and shall constitute an appearance by BIB for all purposes in any such suit, action or proceeding. BIB represents and warrants to the Selling Shareholders that the Authorized Agent has agreed to act as such agent for service of process.

     8.11 EXHIBITS. All exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.


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
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.


                              ATLANTIC RESTAURANTS, INC.



                              By:
                                 Name:
                                 Title:



                              BAHRAIN INTERNATIONAL BANK (E.C.),
                              but solely for purposes of
                              Sections 2.02, 4.03, 8.08 and 8.10
                              hereof.



                              By:
                                 Name:
                                 Title:



                              CARROLS HOLDINGS CORPORATION



                              By:
                                 Name:
                                 Title:



                              CARROLS CORPORATION



                              By:
                                 Name:
                                 Title:




                              Alan Vituli, as
                              Selling Shareholders Representative
                              and Principal Manager





                              Daniel T. Accordino
                              Principal Manager





                              Richard V. Cross
                              Principal Manager






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